Registration No. 333-49006
As filed with the Securities and Exchange Commission on December 5, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT
NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRIS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	34-0276860
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1025 West NASA Boulevard
Melbourne, Florida	329l9
(Address of principal executive offices)	(Zip Code)

HARRIS CORPORATION 2000 STOCK
INCENTIVE PLAN
(Full title of the plan)

Scott T. Mikuen, Esq.
Vice President – Associate General Counsel and Corporate Secretary
HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919
(Name and address of agent for service)
(321) 727-9100
(Telephone number, including area code, of agent for service)

EXPLANATORY NOTE
Harris Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 31, 2000 (Registration No. 333-49006, and referred to herein as the “Registration Statement”). The Registration Statement previously registered under the Harris Corporation 2000 Stock Incentive Plan (the “2000 Plan”) shares of the Registrant’s common stock, par value $1.00 per share, and the preferred stock purchase rights (the “Rights”) that are attached to and trade with the common stock (the shares of the Registrant’s common stock, together with the Rights, are referred to herein as the “Common Stock”). A total of 10,000,000 shares of Common Stock were initially registered for issuance under the Registration Statement, which number of shares of Common Stock were adjusted to be 20,000,000 shares in accordance with the 2000 Plan to take into account the Registrant’s 2005 two-for-one Common Stock split (the “Stock-Split”). All share amounts below in this Explanatory Note are as adjusted to take into account the Stock-Split.
The Registrant has since adopted the Harris Corporation 2005 Equity Incentive Plan (the “2005 Equity Plan”), which was effective upon approval by the shareholders of the Registrant at its Annual Meeting of Shareholders on October 28, 2005. As a result of the approval of the 2005 Equity Plan, the 2000 Plan was terminated with respect to new awards effective October 28, 2005. On October 28, 2005, of the 20,000,000 shares of Common Stock registered under the 2000 Plan, there were (a) 8,875,189 authorized but unissued shares of Common Stock (the “Remaining Shares”) and (b) 11,124,811 shares of Common Stock subject to outstanding awards or actually issued. The Remaining Shares are hereby deregistered.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on December 5, 2005.

HARRIS CORPORATION

By:	/s/ Howard L. Lance

Name:	Howard L. Lance
Title:	Chairman of the Board, President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Howard L. Lance Howard L. Lance	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 5, 2005
/s/ Bryan R. Roub Bryan R. Roub	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 5, 2005
/s/ Lewis A. Schwartz Lewis A. Schwartz	Principal Accounting Officer	December 5, 2005
/s/ Thomas A. Dattilo* Thomas A. Dattilo	Director	December 5, 2005
/s/ Terry D. Growcock* Terry D. Growcock	Director	December 5, 2005
/s/ Lewis Hay III* Lewis Hay III	Director	December 5, 2005
/s/ Karen Katen* Karen Katen	Director	December 5, 2005
/s/ Stephen P. Kaufman* Stephen P. Kaufman	Director	December 5, 2005
/s/ Leslie F. Kenne* Leslie F. Kenne	Director	December 5, 2005
/s/ David B. Rickard* David B. Rickard	Director	December 5, 2005
/s/ James C. Stoffel* James C. Stoffel	Director	December 5, 2005

/s/ Gregory T. Swienton* Gregory T. Swienton	Director	December 5, 2005
/s/ Hansel E. Tookes II* Hansel E. Tookes II	Director	December 5, 2005
*By: /s/ Scott T. Mikuen
Scott T. Mikuen
Attorney-in-fact pursuant to a
power of attorney

EXHIBIT INDEX

Exhibit No.
Under Reg. S-K,
Item 601	Description

24	Power of Attorney.

5